Exhibit 99.2

301 Galveston Drive Redwood City, CA 94063 650.298.5300 main 650.364.2715 fax www.maxgyn.com

For Immediate Release

Maxygen Announces MAXY-G34 Licensing Arrangement with

Cangene for Acute Radiation Syndrome

REDWOOD CITY, Calif., May 7, 2009 — Maxygen, Inc. (Nasdaq: MAXY), a biotechnology company focused on the development of improved protein drugs, today announced that it has entered into an agreement with Cangene Corporation under which it has granted Cangene an option to obtain an exclusive license to Maxygen’s proprietary MAXY-G34 program for use in treating acute radiation syndrome (ARS).

Under the agreement, Cangene has paid Maxygen an up-front fee of $500,000. If Cangene is awarded a specified government development contract that meets certain Cangene criteria, Cangene would exercise its option for an initial license and pay Maxygen a $12.5 million licensing fee. Maxygen would also be entitled to additional licensing fees based upon a percentage of Cangene’s net contract revenues under the development contract. The agreement also provides Cangene with an option to obtain a subsequent license to use MAXY-G34 for any potential future government contracts related to the treatment or prevention of neutropenia associated with ARS.

Cangene also has the right to acquire a fully paid automatic grant of the initial license and the subsequent license for a one-time payment to Maxygen of $30 million. This right would expire two years after Cangene’s exercise of its option for the initial license.

Maxygen has retained all rights to MAXY-G34 for commercial development of all therapeutic areas outside of the ARS indication, including all rights for chemotherapy-induced neutropenia indications.

Cangene has concurrently submitted a bid to develop a therapeutic for treating ARS under a request for proposal (RFP) issued March 13, 2009 by the Biomedical Advanced Research and Development Authority (BARDA) within the U.S. Department of Health and Human Services. Cangene’s submission under the RFP specifies its intention to develop MAXY-G34 for the ARS indication. MAXY-G34 is a long-acting version of the white-blood-cell-stimulating protein called granulocyte colony-stimulating factor, or G-CSF, which has dosing characteristics more suited to the ARS indication than a protein called granulocyte-macrophage colony-stimulating factor or GM-CSF that Cangene had also considered developing for this indication.

BARDA’s RFP solicitation is entitled Advanced Development of Therapeutics for Treating Neutropenia Resulting from Acute Exposure to Ionizing Radiation and carries a solicitation number of HHS BARDA #09-100-SOL-00005. It specifies the intention to award a one-year base contract with four, one-year extension options.

“We believe Maxy-G34 is particularly attractive for the ARS application as a potent, safe and long acting drug that can rapidly increase neutrophil levels. In the recently completed phase IIa study in breast cancer patients with chemotherapy induced neutropenia, MAXY-G34 was shown to be safe, effective and with prolonged plasma half-life compared to Neulasta® (Amgen Inc.),” said Russell Howard, chief executive officer of Maxygen. “Maxygen is pleased to partner MAXY-G34 with Cangene for ARS, an important security and defense application. Given their experience and leading position in the government biodefense contracts business, we are confident that Cangene is best positioned to develop MAXY-G34 for this important application.”

About ARS

ARS is an acute and potentially life threatening illness caused by exposure to ionizing radiation over a very short period of time.

About Neutropenia

Neutropenia is a severe decrease in neutrophil cell counts in the blood. Neutropenia is a common side effect of chemotherapeutic treatments for many forms of cancer, including breast cancer, lung cancer, lymphomas and leukemias. Neutropenic patients are at increased risk of contracting bacterial infections, some of which can be life threatening. Further, and most importantly, neutropenic patients may receive reduced or delayed chemotherapy treatment, which can result in cancer progression. Severe neutropenia is also an early, potentially life threatening feature of the hematopoietic syndrome of ARS (h-ARS).

About MAXY-G34

MAXY-G34 is a novel pegylated granulocyte colony stimulating factor (PEG-GCSF) that has been developed to treat chemotherapy-induced neutropenia. GCSF is a natural protein that stimulates the body’s bone marrow to produce neutrophils, a specific type of white blood cell that plays an important role in the defense against bacterial infections.

About Maxygen

Maxygen is a biopharmaceutical company focused on developing improved versions of protein drugs. The company’s portfolio includes MAXY-4, partnered with Astellas Pharma, Inc., under which the company and Astellas are exploring new CTLA4-Ig product candidates for the treatment of rheumatoid arthritis, transplantation rejection and other autoimmune disorders. Maxygen also has a MAXY-G34 program, designed to be an improved long-acting G-CSF for the treatment of neutropenia. Maxygen uses its proprietary DNA shuffling technology and extensive protein modification expertise to pursue the creation of biosuperior proteins. www.maxygen.com.

About Cangene Corporation

Cangene is one of Canada’s largest and earliest biopharmaceutical companies. It was founded in 1984 and is headquartered in Winnipeg, Manitoba. Cangene has approximately 700 employees in eight locations across North America and its products are sold worldwide. It operates three large manufacturing facilities—two in Winnipeg, Manitoba and one in Baltimore, Maryland—where it produces its own products and undertakes contract manufacturing for a number of companies. Cangene operates three U.S. and one Canadian plasma-collection facilities.

Forward-Looking Statements

This news release contains forward-looking statements regarding an agreement between Maxygen and Cangene and about Maxygen’s MAXY-G34 program, including the potential benefits thereof. These forward-looking statements involve substantial risks and uncertainties, including but not limited to whether Cangene will be awarded any government development contracts for the use of MAXY-G34, the ability or plans of Cangene to commence or continue the development of MAXY-G34 for ARS under any such government contracts, whether Maxygen will receive any future license fees or other payments from Cangene related to such development and the timing and status of any such payments. Such statements involve risks and uncertainties that may cause results to differ materially from those set forth in these statements. Additional risk factors are more fully discussed in Maxygen’s Annual Report on Form 10-K for the year ended December 31, 2008, including under the caption “Risk Factors,” and in Maxygen’s other periodic reports filed with the SEC, all of which are available from Maxygen or from the SEC’s website (www.sec.gov). Maxygen disclaims any obligation to update or revise any forward-looking statement contained herein to reflect any change in Maxygen’s expectations with regard thereto or any change in events, conditions or circumstances on which any such statement is based.

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Contact:

Dana Fruehling

dana.fruehling@maxygen.com

650.298.5486